Exhibit 99.1

FOR IMMEDIATE RELEASE	FINAL 3.25.25

Compass Minerals Announces Cost Structure Reductions to Align with Current Business Needs

Company Eliminates Over 10% of Corporate Workforce Positions

Shutters Fire Retardant Business

OVERLAND PARK, Kan. (March 25, 2025) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced measures to reduce selling, general and administration (SG&A) and other costs to help increase free cash flow and retire debt. These actions are part of a larger strategic refocus to improve the profitability of the company’s core Salt and Plant Nutrition businesses.

As one part of the cost-saving initiatives, Compass Minerals reduced its corporate cost structure by eliminating over 10% of the company’s corporate workforce. Additionally, the company has decided to wind down its fire retardant business, Fortress North America (Fortress), and consequently terminate the employment of all associated Fortress employees. The combined actions, effective immediately, eliminate nearly 50 positions. To help further control costs, certain open and budgeted roles will not be filled moving forward. The company is working with impacted employees to offer severance packages and outplacement services. The company expects to realize cash savings on a go-forward basis from these actions.

“Decisions such as these are never easy, but our board of directors and senior leadership team took a hard look at our cost structure and determined these actions were necessary to enable us to generate additional cash flow and accelerate our deleveraging,” said Edward C. Dowling Jr, president and CEO. “I’m grateful to departing employees for their service and to those remaining who will help us chart a new path in this next chapter. Moving forward, our company will be leaner with an intense focus on getting back to the basics of our core Salt and Plant Nutrition businesses in order to become a stronger and more profitable company.”

Today’s actions build upon Compass Minerals’ previously announced cost control efforts, including the company’s ongoing efforts to align capital expenditures with the cash generation performance of the business. In the coming months, the company plans to further scrutinize costs across the platform to identify potential additional cost-reduction opportunities, including the evaluation of contracts, operational costs and semi-variable costs.

Using the approach for calculating adjusted EBITDA that is typically used for this type of activity under the company’s existing debt instruments, the company estimates that run-rate cost savings for the trailing 12-month period ended Dec. 31, 2024, would be in the range of $11 million to $13 million, assuming the workforce reduction had occurred at the beginning of that period. The actual cost savings achieved as a result of these initiatives will depend on a variety of factors, such as potential offsetting costs and timing considerations, which are not reflected in this estimate of run-rate cost savings. Related to Fortress, the company expects to recognize in its results for the fiscal second quarter ended March 31, 2025, a non-cash impairment related to the write-off of associated assets, subject to assessments of residual value, and a non-cash gain related to the elimination of the remaining contingent consideration liability associated with the Fortress acquisition.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Compass Minerals operates 12 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers

This press release may contain forward-looking statements, including, without limitation, statements about the company’s future costs, profitability, free cash flow and salt inventory volumes, and the company’s intent to refinance its debt stack, retire debt and identify potential additional cost-reduction opportunities at its production and packaging sites. These statements are based on the company’s current expectations, estimates and projections and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by several factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Investor Contact	Media Contact
Brent Collins	Kevin Gabriel
Vice President, Treasurer & Investor Relations	Senior Director, Corporate Affairs
+1.913.344.9111	+1.913.344.9265
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com